UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800 Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2017, Clean Energy Fuels Corp. (the “Company”) signed a negotiated note repurchase agreement with one of its directors and significant stockholders, T. Boone Pickens (the “Holder”), pursuant to which the Company agreed to purchase from the Holder the 7.5% Convertible Note due July 2018 having an outstanding principal amount of $25.0 million issued by the Company and held by the Holder (the “Note”). The Company agreed to pay to the Holder a cash purchase price of $21.75 million for the Note, reflecting a 13% discount on the outstanding principal amount of the Note. The Company offered to purchase the other outstanding 7.5% Convertible Notes due July 2018, which have an aggregate outstanding principal amount of $25.0 million, from the holders of such notes on the same terms and for the same purchase price, but such holders declined to participate in the note repurchase transaction. The 7.5% Convertible Notes due July 2018 represent the Company’s highest-cost and nearest-maturity outstanding convertible debt. The members of the audit committee of the Company’s board of directors, as well as the full board of directors (with the Holder abstaining), approved the note repurchase transaction.

The transaction contemplated by the note repurchase agreement is expected to close on February 9, 2017.

The foregoing description of the note repurchase agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.119 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.119	Note Repurchase Agreement dated February 6, 2017, by and between the Company and T. Boone Pickens

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2017	Clean Energy Fuels Corp.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

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